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Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
TransMontaigne Inc.:

The audits referred to in our report dated September 12, 2005, included the related financial statement schedule included herein as Exhibit 99.1 for each of the years in the three-year period ended June 30, 2005, included in this Form 10-K. This financial statement schedule is the responsibility of TransMontaigne Inc.'s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055, 333-34579, 333-71724 and 333-123000) on Form S-8 of TransMontaigne Inc. of our reports dated September 12, 2005, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, preferred stock and common stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of TransMontaigne Inc. Our report refers to a change in the method of accounting for inventories—discretionary volumes in 2003.

KPMG LLP
Denver, Colorado September 12, 2005

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  Exhibit 23.1